EXECUTION COPY

STOCKHOLDERS AGREEMENT

among

BOYD GAMING CORPORATION,

WILLIAM S. BOYD,

MICHAEL J. GAUGHAN

and

FRANKLIN TOTI

Dated as of July 1, 2004

STOCKHOLDERS AGREEMENT dated as of July 1, 2004 (this “Agreement”), among BOYD GAMING CORPORATION, a Nevada corporation (“Parent”), WILLIAM S. BOYD (“Boyd”), MICHAEL J. GAUGHAN and FRANKLIN TOTI (Messrs. Gaughan and Toti, collectively, the “Stockholders”).

WHEREAS Parent, BGC, Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Sub”), and Coast Casinos, Inc., a Nevada corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of February 6, 2004, as amended as of March 5, 2004 (the “Merger Agreement”), providing for the merger of the Company with and into Sub (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS to induce Parent to enter into the Merger Agreement, Parent, the Stockholders and Jerry Herbst, a director and the Treasurer of the Company have entered into a Stockholders Agreement dated as of February 6, 2004 (the “Stockholders Agreement”) providing for restrictions on the ability of the stockholders party thereto to vote and transfer their shares of Company common stock prior to the consummation of the Merger; and

WHEREAS pursuant to Section 3(h) of the Stockholders Agreement, the Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the agreements set forth herein, the parties hereto agree as follows:

SECTION 1. Application of Agreement. The terms of this Agreement shall apply to all shares of Parent common stock, par value $0.01 per share (“Parent Common Stock”), received by the Stockholders in the Merger.

SECTION 2. Transfer Restrictions. (a) From and after the Effective Time (as such term is defined in Section 1.03 of the Merger Agreement), each Stockholder agrees to not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (collectively, other than any Permitted Pledge (as defined below), “Transfer”) any shares of Parent Common Stock, or solicit any offers to purchase or otherwise solicit any offers to either acquire or take a pledge of any shares of Parent Common Stock, other than with respect to a Permitted Pledge or to a Permitted Transferee, without first effecting a right of first offer to the extent required pursuant to the provisions of Section 3 hereof; provided, however, that no shares of Parent Common Stock held by the Stockholders shall be Transferred to any Permitted Transferee unless such Permitted Transferee, prior to the consummation of any such Transfer, agrees in writing to be bound by the terms of this Agreement to the same extent and in the same manner as the transferor of such shares, a copy of which written agreement shall be maintained on file with the Company and shall include the address of such Permitted Transferee to which notices hereunder shall be sent. Notwithstanding anything in this Agreement suggesting the contrary, no Permitted Pledge shall be subject to this Agreement.

(b) “Permitted Pledge” shall mean any pledge by a Stockholder of some or all of the shares of Parent Common Stock received by such Stockholder in the Merger, together with any offer, transfer, sale, assignment, hypothecation or other disposition resulting from or relating to a pledge by a Stockholder of some or all of the shares of Parent Common Stock received by such Stockholder in the Merger, to a commercial bank, broker or other financial institution as collateral for borrowed money.

(c) “Permitted Transferee” shall mean, with respect to a Stockholder, (i) the other Stockholder, (ii) such Stockholder’s spouse or children or the spouse or children of the other Stockholder, (iii) the heirs, executors, administrators, testamentary trustees, legatees, beneficiaries or charitable remaindermen of such Stockholder or the other Stockholder, (iv) any partnership, trust, corporation or other legal entity in which at least a majority of the beneficial ownership or interest is directly or indirectly held by such Stockholder or one or more persons described in the foregoing clauses (i), (ii) and (iii), (v) any other person if a Transfer to such person is required by law or court order or decree, provided that, pursuant to any reasonable request made by Parent and/or Boyd to such Stockholder prior to the issuance of such order or decree, such Stockholder has used his commercially reasonable efforts to take such reasonably practicable actions to Transfer such shares of Parent Common Stock subject to this Section 2 to Parent and/or Boyd pursuant to Section 3 hereof in lieu of a Transfer to any such other person pursuant to this clause (v), or (vi) any other person if Parent has given its prior written consent to the applicable Transfer.

SECTION 3. Right of First Offer. (a) (i) If any Stockholder desires to Transfer any shares of Parent Common Stock (other than a Transfer (v) to a Permitted Transferee in accordance with the terms hereof, (w) pursuant to a merger, consolidation or business combination involving Parent or its affiliates, (x) to Parent or its affiliates pursuant to a tender or exchange offer for shares of Parent Common Stock by Parent or its affiliates, (y) to a third party pursuant to a tender or exchange offer for shares of Parent Common Stock if such tender or exchange offer is not opposed by Parent’s board of directors or (z) from and after January 1, 2005, of up to 25,000 shares of Parent Common Stock in any calendar year in addition to those shares of Parent Common Stock permitted to be transferred pursuant to the immediately preceding clauses (v), (w), (x) and (y)), such Stockholder shall give written notice (the “Transfer Notice”) to Parent and Boyd of such intention, specifying the number of shares of Parent Common Stock proposed to be transferred (the “Offered Shares”). The Transfer Notice shall constitute an offer (the “Offer”) by such Stockholder to sell to Parent and Boyd the Offered Shares specified in the Transfer Notice at the Offer Price (as defined below) until the Exercise Expiration Time (as defined below). Parent or, if Parent declines to purchase all or any portion of the Offered Shares, Boyd shall have the right, exercisable by written notice (the “Exercise Notice”) given by Parent and/or Boyd to such Stockholder no later than 5:00 p.m., Pacific time, on the second business day after receipt of such Transfer Notice

(the “Exercise Expiration Time”), to purchase (or to cause a person or group designated by Parent to purchase) all or any portion of such Offered Shares specified in such Transfer Notice for cash at the Offer Price, and such Exercise Notice shall constitute Parent’s and/or Boyd’s, as applicable, irrevocable acceptance of the Offer in respect of the number of Offered Shares subject to such Exercise Notice. The Exercise Notice shall be duly executed and delivered by Parent and/or Boyd, as applicable, and specifically include (1) the aggregate number of Offered Shares to be purchased by Parent and Boyd (collectively, the “Subject Shares”), (2) the Fair Market Value of the Subject Shares and the manner in which the Fair Market Value was determined in accordance with Section 3(a)(ii)(B) hereof, (3) the specific number of Subject Shares to be purchased, and the applicable Offer Price payable, by each of Parent and Boyd, (4) a proposed closing date determined in accordance with Section 3(a)(iii) hereof, and (5) a statement that the Exercise Notice constitutes Parent’s and/or Boyd’s, as applicable, irrevocable acceptance of the Offer in respect of the Subject Shares.

(ii) (A) “Offer Price” shall mean the product of (x) the Fair Market Value of a share of Parent Common Stock multiplied by (y) the number of Subject Shares set forth in the applicable Exercise Notice.

      (B) “Fair Market Value” of a share of Parent Common Stock shall mean: (x) if the number of Subject Shares set forth in the applicable Exercise Notice is less than or equal to 100,000 shares, the closing sale price of a share of Parent Common Stock on the New York Stock Exchange (the “Market Price”) on the second business day after receipt by Parent and Boyd of the applicable Transfer Notice (the “Pricing Date”); (y) if the number of Subject Shares set forth in the applicable Exercise Notice exceeds 100,000 shares but does not exceed 500,000 shares, the product of (I) 99.75% and (II) the Market Price on the Pricing Date; and (z) if the number of Subject Shares set forth in the applicable Exercise Notice exceeds 500,000 shares, the product of (I) 99.50% and (II) the Market Price on the Pricing Date.

(iii) If Parent and/or Boyd elect to purchase any of the Offered Shares, the closing of the purchase of the Subject Shares shall take place on a mutually acceptable closing date which shall be not more than two business days after delivery by Parent and/or Boyd of the Exercise Notice (or, if Parent is purchasing any of the Subject Shares and requires the consent of its lenders to do so, the closing date shall not be more than five business days after delivery of the Exercise Notice). The closing shall be held at 10:00 a.m., Pacific time, at the principal office of Parent or at such other time or place as the parties mutually agree.

(iv) On the closing date, such Stockholder shall deliver (or cause to be delivered) (A) certificates representing the Subject Shares to be purchased by Parent and/or Boyd, free and clear of any lien, claim or encumbrance, provided that if all or part of the Subject Shares to be purchased by Parent or Boyd have been pledged by the Stockholder pursuant to a Permitted Pledge, the Stockholder shall be deemed to have satisfied this condition by delivery to Parent and/or Boyd of evidence reasonably satisfactory to Parent and/or Boyd that the lien related to such Permitted Pledge shall be released upon consummation of the purchase by Parent and/or Boyd of such Subject Shares, and (B) such other documents, including evidence of ownership and authority, as Parent and/or Boyd may reasonably request. The Offer Price shall be paid by wire transfer of immediately available funds no later than 12:00 p.m., Pacific time, on such closing date and Parent shall on such closing date issue to such Stockholder (or to its order) certificates for any balance of the Offered Shares which are not purchased by Parent and/or Boyd.

(b) If Parent and/or Boyd do not agree to purchase, in the aggregate, all of the Offered Shares, such Stockholder shall be free to sell such portion of the Offered Shares not so purchased (or to be purchased) to any third party; provided that any such sale of such Offered Shares to a third party shall be made (i) during the 30-day period following the Exercise Expiration Time and (ii) at a price equal to or in excess of 95% of the Offer Price. Such Stockholder may not sell such Offered Shares to a third party after the expiration of the 30-day period following the Exercise Expiration Time unless such Stockholder first offers such Offered Shares to Parent and Boyd pursuant to the procedures set forth in Section 3(a).

SECTION 4. Legend. Each certificate representing shares of Parent Common Stock held by a Stockholder, for so long as such shares are held by a Stockholder or a Permitted Transferee, shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF, AND IN PARTICULAR MAY NOT BE OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH OFFER, TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION EITHER (I) CONSTITUTES A PLEDGE OF SUCH SECURITIES, OR AN OFFER, TRANSFER, SALE, ASSIGNMENT, HYPOTHECATION OR OTHER DISPOSITION RESULTING FROM OR RELATING TO A PLEDGE OF SUCH SECURITIES, TO A COMMERCIAL BANK, BROKER OR OTHER FINANCIAL INSTITUTION AS COLLATERAL FOR BORROWED MONEY, OR (II) OTHERWISE COMPLIES WITH THE PROVISIONS OF, A STOCKHOLDERS AGREEMENT AMONG BOYD GAMING CORPORATION (THE “COMPANY”), WILLIAM S. BOYD, MICHAEL J. GAUGHAN AND FRANKLIN TOTI (THE “AGREEMENT”) (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AGREEMENT; PROVIDED THAT THE PROVISIONS OF THIS

AGREEMENT SHALL NOT BE APPLICABLE TO (I) ANY PLEDGE OF SUCH SECURITIES, OR ANY OFFER, TRANSFER, SALE, ASSIGNMENT, HYPOTHECATION OR OTHER DISPOSITION RESULTING FROM OR RELATING TO A PLEDGE OF SUCH SECURITIES, TO A COMMERCIAL BANK, BROKER OR OTHER FINANCIAL INSTITUTION AS COLLATERAL FOR BORROWED MONEY, OR (II) ANY HOLDER THAT ACQUIRES SUCH SECURITIES AS A RESULT OF ANY SUCH PLEDGE.”

SECTION 5. General Provisions. (a) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

(b) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties, and any such assignment that is not so consented to shall be null and void.

(c) Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(d) Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of Parent and Boyd, on the one hand, and the Stockholder or Stockholders (or their respective Permitted Transferees) to whom the amendment relates, on the other hand.

(e) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(f) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) upon personal delivery, (ii) one business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested or (iii) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case at the addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice) set forth below:

(A)	If to Parent or Boyd:

Boyd Gaming Corporation 2950 Industrial Road Las Vegas, NV 89109

Attention: General Counsel Facsimile: (702) 792-7335

(B)	If to the Stockholders:

Michael J. Gaughan and/or Franklin Toti, as applicable c/o Coast Casinos, Inc. 4500 West Tropicana Avenue Las Vegas, NV 89107

Facsimile: (702) 365-7566

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(h) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Nevada state court or any Federal court located in the County of Clark in the State of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Nevada state court or any Federal court located in the County of Clark in the State of Nevada in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement in any court other than any Nevada state court or any Federal court sitting in the County of Clark in the State of Nevada and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

(i) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

(j) Headings. Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

(k) Term. This Agreement shall terminate on July 1, 2014. None of the rights, interests or obligations of Boyd under this Agreement shall transfer or inure to the benefit of any heir, assign or successor of Boyd for any reason whatsoever, including, without limitation, the death of Boyd.

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IN WITNESS WHEREOF, each of the parties set forth below have duly executed this Agreement, all as of the date first written above.

BOYD GAMING CORPORATION,

By	/s/ Ellis Landau
Name:	Ellis Landau
Title:	Exec. V.P.

/s/ William S. Boyd
Name:	William S. Boyd

/s/ Michael J. Gaughan
Name:	Michael J. Gaughan

/s/ Franklin Toti
Name:	Franklin Toti